Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2011

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$13,024,123.37	$39,751,138.35
Capital Sub-Account	$2,500,103.25	$3,949,205.51
Overcollateralization Sub-Account	$1,666,688.24	$2,303,684.69
Reserve Sub-Account	$2,071,798.07	$2,376,796.71

REP Deposit Account*	$6,418,982.37

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.